SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2015

POAGE BANKSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:    (606) 324-7196

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

On March 31, 2015, Poage Bankshares, Inc. (the “Company”) and Town Square Bank, along with Commonwealth Bank, F.S.B. (“Commonwealth Bank”), entered into an Agency Agreement with Keefe, Bruyette & Woods, Inc. (“KBW”) (the “Agency Agreement”). KBW will assist the Company, on a best efforts basis, in the marketing of its common stock during its stock offering in connection with the conversion merger of Commonwealth Bank. As described in the Agency Agreement, for its services, KBW will receive a management fee of $25,000 and, for its services in connection with the subscription and community offerings, a success fee of $100,000. The management fee will be credited against the success fee. If a syndicated community offering is conducted, the Company will pay to KBW a fee not to exceed 6.0% of the aggregate purchase price of all shares of common stock sold in the syndicated community, from which fee KBW will pass on to other selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stick sold at a comparable price per share in a similar market environment.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1, as amended (Registration No. 333-201027), filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated March 31, 2015.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01	Other Events.

On April 1, 2015, the Company and Commonwealth Bank issued a joint press release announcing that they have received regulatory approval for the Company to commence its stock offering in connection with its previously announced pending acquisition of Commonwealth Bank in a conversion merger transaction. For additional information, reference is made to the joint press release dated April 1, 2015, which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Agency Agreement dated March 31, 2015 (exhibits omitted)

99.2	Press Release dated April 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POAGE BANKSHARES, INC.

DATE: April 1, 2015	By:	/s/Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.
President and Chief Executive Officer